As filed with the Securities and Exchange Commission on September 1, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement

Under

the Securities Act of 1933

PERFORMANCE FOOD GROUP COMPANY

(Exact name of registrant as specified in its charter)

Delaware	43-1983182
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12500 West Creek Parkway Richmond, Virginia	23238
(Address of Principal Executive Offices)	(Zip Code)

Core-Mark Holding Company, Inc. 2019 Long-Term Incentive Plan

Core-Mark Holding Company, Inc. 2010 Long-Term Incentive Plan

(Full title of the plan)

A. Brent King, Esq.

Senior Vice President, General Counsel and Secretary

Performance Food Group Company

12500 West Creek Parkway

Richmond, Virginia 23238

(Name and address of agent for service)

(804) 484-7700

(Telephone number, including area code, of agent for service)

Copies of all correspondence to:

Jeremy D. London

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, NW

Washington, DC 20005

(202) 371-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.01 par value per share	618,106	$46.12	$28,507,048.72	$3,110.12

(1)

Includes (i) 534,336 shares of Common Stock issuable upon the exercise or vesting, as applicable, of Core-Mark Holding Company, Inc. (“Core-Mark”) performance-vested restricted stock units (“PSUs”) and Core-Mark time-vested restricted stock units (“RSUs”) under the Core-Mark Holding Company, Inc. 2019 Long-Term Incentive Plan, and (ii) 83,770 shares of Common Stock issuable upon the exercise or vesting, as applicable, of PSUs and RSUs under the Core-Mark Holding Company, Inc. 2010 Long-Term Incentive Plan. Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of Common Stock that may become issuable under the Plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in outstanding Common Stock.

(2)

Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) and 457(h) under the Securities Act based on the average of the high and low sale prices of the Common Stock as reported on the New York Stock Exchange on August 26, 2021 of $46.95 and $45.29, respectively.

EXPLANATORY NOTE

REGISTRATION OF ADDITIONAL SHARES PURSUANT TO GENERAL INSTRUCTION E

Performance Food Group Company (the “Registrant”) is filing this Registration Statement on Form S-8 to register up to 618,106 shares of its Common Stock, par value $0.01 per share, issuable in connection with the Core-Mark Holding Company, Inc. 2019 Long-Term Incentive Plan (the “2019 Plan”) and the Core-Mark Holding Company, Inc. 2010 Long-Term Incentive Plan (the “2010 Plan” and, together with the 2019 Plan, the “Plans”) under the Securities Act of 1933, as amended (the “Securities Act”).

On May 17, 2021, the Registrant, Longhorn Merger Sub I, Inc., a wholly owned subsidiary of the Registrant (“Merger Sub I”), Longhorn Merger Sub II, LLC, a wholly owned subsidiary of the Registrant (“Merger Sub II”), and Core-Mark Holding Company, Inc. (“Core-Mark”) entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides that, subject to the terms and conditions set forth therein, Merger Sub I will merge with and into Core-Mark with Core-Mark continuing as the surviving corporation and a direct wholly owned subsidiary of the Registrant (the “Merger”), and following the completion of the Merger, Core-Mark (as the surviving corporation in the Merger) will merge with and into Merger Sub II with Merger Sub II continuing as the final surviving entity and a direct wholly owned subsidiary of the Registrant.

Pursuant to and subject to the terms of the Merger Agreement, upon the occurrence of the Merger, the Registrant shall assume the Plans in accordance with their terms, including certain Core-Mark performance-vested restricted stock units (“PSUs”) and Core-Mark time-vested restricted stock units (“RSUs”), which are payable in shares of the Common Stock, subject to the terms and conditions of the underlying award agreements. The aggregate number of the Common Stock subject to the PSUs and RSUs under the 2019 Plan is 534,336 and under the 2010 Plan is 83,770.

Unless the context otherwise requires, references made herein to “PFGC,” “we,” “us,” “our” and “ours” refer to the Registrant and its consolidated subsidiaries.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (“SEC”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible employees as specified by Rule 428(b) promulgated under the Securities Act. Such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents listed below for each of the Registrant and Core-Mark Holding Company, Inc., which are on file with the SEC, are incorporated herein by reference (except for the portions thereof “furnished” but not “filed” or otherwise not filed with the SEC which are deemed not to be incorporated by reference into this Registration Statement):

Registrant

(a)	Annual Report on Form 10-K for the year ended July 3, 2021, filed with the SEC on August 23, 2021; and

(b)

The description of the Registrant’s common stock contained in the registration statement on Form 8-A filed with the SEC on October 1, 2015, as updated by Exhibit 4.11 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended July 3, 2021, filed with the SEC on August 23, 2021, including any amendments or reports filed for the purpose of updating such description.

Core-Mark Holding Company, Inc.

(a)	Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 1, 2021;

(b)	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 6, 2021, and the quarter ended June 30, 2021, filed with the SEC on August 5, 2021; and

(c)	Current Reports on Form 8-K filed on January 7, 2021, January 29, 2021, March 1, 2021, May 6, 2021, May 18, 2021, May 20, 2021, August 5, 2021, August 11, 2021, August 13, 2021, and August 25, 2021.

All documents filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date hereof and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents except that the portion of any document “furnished” but not “filed” shall not be incorporated by reference herein.

For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to indemnify any person who is or has been a director, officer, employee or agent of the corporation or who is or has been serving as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at the request of the corporation, against expenses (including attorneys’ fees), judgments, fines, penalties, and amounts paid in settlement actually and reasonably incurred in connection with any civil, criminal, administrative or investigative action, suit or proceeding (other than an action by or in the right of the corporation) in which such person is involved by reason of the fact that he or she served or is serving in these capacities, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful. In the case of an action or suit made or brought by or in the right of the corporation to procure a judgment in its favor, the corporation shall not indemnify such person in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, except for such expenses as the court may allow. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

Pursuant to Article VII of the Registrant’s Amended and Restated By-Laws (the “By-Laws”), the Registrant will indemnify and hold harmless directors and officers who were or are made or are threatened to be made a party or are otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, to the fullest extent permitted by applicable law as it presently exists or is amended. The Registrant has entered into agreements with directors and officers requiring it to indemnify such persons to the fullest extent permitted by the By-Laws. The Registrant also maintains insurance coverage relating to certain liabilities of directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of Performance Food Group Company (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 13, 2019).

3.2	Amended and Restated By-Laws of Performance Food Group Company (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 21, 2020).

5.1	Opinion of Counsel.*

10.1	Core-Mark Holding Company, Inc. 2019 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.1 of Core-Mark’s Current Report on Form 8-K filed on May 24, 2019).

10.2	Amendment No. 1 to the Core-Mark Holding Company, Inc. 2019 Long-Term Incentive Plan, dated as of September 1, 2021.*

10.3	Core-Mark Holding Company, Inc. 2010 Long-Term Incentive Plan (as amended, effective May 20, 2014) (incorporated by reference to Annex II of Core-Mark’s Proxy Statement on Schedule 14A filed on April 8, 2014).

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm of Performance Food Group Company.*

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm of Core-Mark Holding Company, Inc.*

23.3	Consent of Counsel (included in Exhibit 5.1).*

24.1	Power of Attorney (included on signature page).*

*	Filed herewith

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes;

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and, where applicable, each filing of the Plan’s annual report pursuant to Section 15(d) under the Exchange Act, that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Richmond, Commonwealth of Virginia, on September 1, 2021.

PERFORMANCE FOOD GROUP COMPANY

By:	/s/ George L. Holm
George L. Holm President and Chief Executive Officer, Director and Chairman of the Board of Directors

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned directors and officers of the Registrant, which is filing a Registration Statement on Form S-8 with the Securities and Exchange Commission, under the provisions of the Securities Act of 1933, hereby constitute and appoint A. Brent King, James D. Hope and George L. Holm, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments or supplements to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 1, 2021.

Signature	Title

/s/ George L. Holm	President and Chief Executive Officer, Director and Chairman of the Board of Directors
George L. Holm	(Principal Executive Officer)

/s/ James D. Hope	Executive Vice President and Chief Financial Officer
James D. Hope	(Chief Financial Officer)

/s/ Christine R. Vlahcevic	Chief Accounting Officer
Christine R. Vlahcevic	(Principal Accounting Officer)

/s/ Meredith Adler	Director
Meredith Adler

/s/ Barbara J. Beck	Director
Barbara J. Beck

/s/ William F. Dawson, Jr.	Director
William F. Dawson, Jr.

/s/ Manuel A. Fernandez	Director
Manuel A. Fernandez

/s/ Matthew C. Flanigan	Director
Matthew C. Flanigan

/s/ Kimberly S. Grant	Director
Kimberly S. Grant

/s/ Jeffrey M. Overly	Director
Jeffrey M. Overly

/s/ David V. Singer	Director
David V. Singer

/s/ Warren M. Thompson	Director
Warren M. Thompson

/s/ Randall N. Spratt	Director
Randall N. Spratt